Exhibit 10.36
SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is a binding contract between Cornerstone Building Brands, Inc. and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s hiring entity), (collectively, the “Company”), on the one hand, and, Katy K. Theroux, individually (“Employee”), on the other hand. The Company and Employee will be referred to individually as a “Party” and collectively as the “Parties.”

NOW, THEREFORE, in consideration of the covenants, promises and agreements set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by them, the Parties agree as follows:

I.    DEFINITIONS1

“Plan” refers to the Long-Term Stock Incentive Plan, as amended, maintained by the Company for purposes of providing incentives, business goodwill, and encouraging share ownership on the part of employees, officers, directors, and consultants.

“Stock Awards” refers to the founders grants, restricted stock units, option units, performance share units, and/or performance cash and share awards previously granted by the Company to Employee in accordance with the Plan and all award agreements issued pursuant to the Plan. The Plan and all award agreements issued pursuant to the Plan shall be referred to, collectively, as the “Stock Agreements.”

“Unvested Awards” shall mean the Stock Awards granted to Employee which remain unvested upon the separation of Employee's employment pursuant to the terms of the Stock Agreements.

II.     AGREEMENT

1.Employment Separation.

(a)    Subject to the execution and non-revocation of this Agreement, the Company will provide you with a Severance Payment as set forth in Paragraph 3(a) below.

(b)    Effective as of the mutually agreed upon separation date of June 30, 2023 (“Separation Date”), Employee is hereby separated as an employee and executive of the Company and is hereby terminated from all positions held with the Company. Further and irrespective of whether Employee signs this Agreement, Employee will be paid her regular base salary through the Separation Date.

2.    Consult Attorney. By tender of this Agreement to Employee, the Company hereby advises Employee in writing to consult with an attorney of her choosing prior to signing this Agreement.

1 Except as specifically defined in this Separation Agreement, the Definitions contained within the Employment Agreement dated June 1, 2016 are incorporated herein by reference..

3.    Separation Benefits. In consideration for Employee’s execution and non-revocation of this Agreement, including compliance with the release requirement stated below, Employee will be entitled to the following “Separation Benefits”. Employee understands and agrees that these benefits are not something to which she would otherwise be entitled absent the execution and non-revocation of this Agreement. The Separation Benefits shall be subject to all withholding required for taxes.

(a)    Severance Payment. The Company will pay Employee 52 weeks’ (the “Severance Period”) base salary in the total amount of $450,000 less applicable withholding for taxes (the “Severance Payment”). For the avoidance of doubt, this amount shall not include any amounts with respect to any cost-of-living adjustments, car allowance, temporary housing allowance, or payments for any other perquisites or benefits for Employee, including Company contributions to Employee’s 401k plan.

The Severance Payment will be made in a lump sum within thirty (30) days after the expiration of the revocation period, except as set forth in this Agreement regarding Section 409A, provided that, no payment will be made before August 1, 2023, irrespective of when this Agreement is signed. The Severance Payment is subject to reduction by the Company to satisfy any amounts owed by Employee to the Company. Payment will be made using the same payment method (e.g., direct deposit) as Employee’s final paycheck.

(b)    COBRA Separation Benefit. Employee is eligible to continue participation in the group health and dental benefit programs of the Company pursuant to, and subject to, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon election of continuation coverage through COBRA, the Company shall subsidize a portion of the standard 102% premium for group health benefits for the period of coverage applicable to Employee under COBRA (up to a maximum of 12 month(s) (the “COBRA Subsidy Period”). The subsidy will be the difference between the COBRA rate and the active employee rate, leaving Employee responsible only for the amount that an active employee would pay during the COBRA Subsidy Period. If at any time during the COBRA Subsidy Period, Employee discontinues coverage or is no longer eligible for coverage for any reason, the subsidy provided by the Company will immediately cease.

(c)    Prorated Annual STIP Bonus for Year 2023. The Company will pay Employee a pro rata bonus under the annual bonus plan for year 2023 based upon the elapsed number of days in the year through the Separation Date applied to the bonus that would have been earned by Employee if Employee had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to similarly situated employees of the Company whose employment was not terminated. This payment will be made at such time as the Company otherwise makes payment of annual bonuses (on or before March 15, 2024).

(d)    Grandfathered Sick and Vacation Time Payout: Employee acknowledges that she was paid $ 39,807.69 less applicable withholding for taxes on her Separation Date. This payment represented the grandfathered sick and grandfathered vacation time that was to be paid to Employee per Company policy.

(e)    Outplacement Services. The Company agrees to provide Employee with outplacement counseling services through a firm selected by the Company for a period of 12 months following the Effective Date.

4.    Consulting and Transition Services. Employee agrees to be available for consulting and transition services between the Separation Date and December 31, 2023 (“Transition Period”) to assist with the transition of her role. In consideration for these consulting and transition services, Employee will be eligible to receive all equity granted that vests during the Transition Period as set forth on Exhibit B. Employee’s eligibility to receive the equity vesting during the Transition Period is expressly conditioned upon her availability to provide consulting and transition services upon the request of the CEO at such dates and times as are reasonably requested.

5.    Termination of Other Benefits. Except as required by law, this Agreement, or under the Company’s benefit plans, Employee’s participation in all Company benefits and benefit plans shall cease on the Separation Date.

6.    No Other Benefits; No Admission. Employee agrees that except for the payments provided in this Agreement, she is entitled to no other payments or compensation of any kind from the Company under any agreement, plan, program, or policy of the Company, and by executing this Agreement, Employee is waiving her rights, if any, related to any benefits provided pursuant to such agreement, plan, program, or policy. Employee acknowledges, by entering into this Agreement, that the Company and the Releasees do not admit to the violation of any employment or labor law or any unlawful or tortious conduct or any other wrongdoing of any kind in connection with Employee or his employment.

7.    Equity Enhancements. As noted in Paragraph 4 above, subject to Employee’s satisfactory provision of the consulting and transition services, Employee will be eligible to receive the equity granted that vests during the Transition Period as described on Exhibit B. Equity that would vest after the Transition Period, and all profits units granted to you (even those that would vest after the Transition Period, if any), will be forfeited as of the Separation Date according to the terms of the Company’s Plan, as amended, the applicable Stock Agreement and the profits unit documentation.

8.    Complete Release of Claims. In exchange for the consideration offered to Employee under this Agreement, Employee agrees to execute, deliver, and cause to become irrevocable the Release and Waiver of Claims attached as Annex A. If Employee fails to comply with the foregoing, Employee will not be entitled to any payments or benefits under this Agreement or any other severance arrangement with the Company.

9.    Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees to abide by the restrictive covenants and confidentiality provisions contained within the Employment Agreement entered into between the parties on June 1, 2016, and those restrictive covenants contained within any applicable Stock Agreement or profits unit documentation. These restrictive covenants will begin to run as of the Separation Date.

10.    Return of Company Property. At the conclusion of the Transition Period, Employee shall immediately return all Company property (e.g., vehicles, company identification, keys, access cards, passwords, credit cards, laptops, files, documents, e-mails, notes, and computer equipment), and all Confidential Information that Employee has in her possession or control. By execution of this Agreement, Employee agrees that she shall not make or retain any embodiment, copy or extract of any of the foregoing Company property. Employee understands and agrees that she will not be entitled to the consideration described in this Agreement if she fails to return all Company property at the conclusion of the Transition Period, even if she executes this Agreement and does not revoke it.

11.    Confidentiality of Agreement. Except as allowed in this Agreement, Employee agrees that this Agreement is strictly confidential and he/she will not reveal or allow anyone else to reveal the terms of this Agreement (including the amount of the Severance Payment) to anyone, provided that nothing shall prevent Employee from disclosing the terms of this Agreement to her spouse, legal or financial advisors, as required by law, or as specifically authorized by the Company in writing, subject to their agreement to keep such information confidential. If Employee is required by law to disclose this Agreement or the terms of this Agreement, Employee agrees to provide advance notice to the Company prior to any such disclosures. Nothing in this Agreement limits or interferes with Employee’s right, without notice to or authorization from, the Company, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event Employee files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Employee’s behalf, Employee agrees that Employee’s release of claims in this Agreement shall nevertheless bar Employee’s right (if any) to any monetary or other recovery (including reinstatement), except that Employee does not waive Employee’s right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and any other right where waiver is expressly prohibited by law.

12.    Entire Agreement. This Agreement (including the addendums and exhibits), the Stock Agreement(s) (including the Plan as incorporated therein), and the restrictive covenants (including covenants related to intellectual property) and related obligations contained in any other agreement between Employee and Company, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written, with the Company regarding matters addressed herein. For the avoidance of doubt, all of (i) the post-termination restrictive covenants contained in any Stock Agreement(s) (including the Plan as incorporated therein), and (ii) the post-termination restrictive covenants contained in any Employment Agreement, Non-Compete Agreement, Confidentiality Agreement, Retention Agreement, or in any other agreement between Employee and Company, are hereby reaffirmed and shall remain binding on Employee and in full force and effect according to their terms following execution of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no Party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.

13.    Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of North Carolina, without regard to its conflict of laws provisions or the conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of North Carolina.

14.    Severability. If any part of this Agreement is found to be invalid or unenforceable, the other portions shall remain valid and enforceable and in full force and effect; however, if any or all of the Initial Release or Final Release is declared invalid or unenforceable, Employee agrees that he/she will promptly execute a valid release and waiver in favor of the Released Parties.

15.    Modifications and Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and an authorized representative of the Company.

Employee understands and agrees that any changes the Parties may make to this Agreement, whether material or immaterial, will not restart the time to consider this Agreement.

16.    Dispute Resolution. If there is a dispute arising out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before any action is filed in a court or arbitral forum. Employee and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Harris County, Texas or such other location as agreed by the Parties, before a mediator jointly selected by the Parties, before either party seeks recourse in court or an arbitral forum. The Parties agree to make a good faith attempt to resolve the dispute through mediation within fourteen (14) days after the written demand for mediation is received by the non-aggrieved party. The cost of mediation shall be split equally between the Parties and each party shall bear its own costs and attorneys’ fees related to the mediation. This provision in no way restricts the right of the Company to immediately seek the enforcement of any of the restrictive covenants contained in this Agreement or any other surviving agreement in order to protect the Company from immediate and irreparable harm to the fullest extent allowed by law.

17.    Mandatory Venue and Jury Waiver. The Parties consent to personal jurisdiction in the States of Texas and North Carolina and agree that the exclusive, mandatory venue for any disputes, lawsuits, actions and/or proceedings arising from or related in any way to this Agreement or Employee’s employment are in the state and/or federal courts in Houston, Harris County, Texas or Cary, Wake County, North Carolina. The Parties further agree that in any action to enforce this Agreement or otherwise related to employment, all such matters shall be tried solely before a judge and not a jury, and THE PARTIES AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL IN ALL SUCH CASES.

18.    Section 409A.

(a)    If Employee is deemed to be a “Specified Employee” at the time of “Separation from Service,” as such terms are defined in Section 409A of the United States Tax Code (“Code”), and if any portion of the Separation Benefits are subject to Section 409A, the character and timing of any separation payments shall be determined pursuant to this sub-section. If Employee is deemed to be a Specified Employee at the time of the Separation from Service, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited payment under the Code, such portion of Employee’s separation benefits shall not be provided to Employee prior to the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) one or more dates that otherwise comply with the requirements of Section 409A. For purposes of Section 409A of the Code, each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(b)    This Agreement is intended to comply with Section 409A of the United States Tax Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. It is the intent of the Parties that the provisions of this Agreement avoid the imposition of the excise tax under Section 409A, therefore, the Company, in its discretion, may amend this Agreement to the extent necessary to avoid or minimize the excise tax under Section 409A and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights under this Agreement. However, in no event shall the Company be liable for any taxes, interest, or penalties imposed on Employee pursuant to or by reason of Section 409A. For purposes of Section 409A if it applies,

Employee shall be responsible for proposing a payment schedule compliant with Section 409A to which both Parties must agree, such agreement not to be unreasonably withheld.

19.    Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

20.    Inadmissibility of Agreement. Neither this Agreement, nor any of its terms, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall be construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Parties, including, without limitation, evidence of a presumption, concession, or admission by any of the Parties of any liability, fault, wrongdoing, omission, or damage.

21.    Notices. Except as otherwise stated herein, for purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be effective on receipt and given in person and/or by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:
Cornerstone Building Brands, Inc.
Attn: Chief Human Resources Officer
13105 Northwest
Freeway, Suite 500
Houston, Texas 77040

To Employee:
At her address most recently contained in the Company’s records

Either Party may designate a different address by providing written notice to the other Party.

22.    Counterparts and Titles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. The titles and headings preceding the text of the sections and subsections of this Agreement (including Exhibits) have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

23.    Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, including but not limited to the Severance Payment, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof, except as expressly provided herein.

24.    Third Party Beneficiaries. Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms. This Agreement shall be binding on the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns.

25.    Miscellaneous. Nothing in this Agreement restricts Employee from communications with or full cooperation in the investigations of any governmental agency, including the EEOC, NLRB, and SEC, on matters within their jurisdiction or from cooperating with the Company in any internal investigation. However, as stated above, this Agreement does prohibit Employee from recovering any relief, including monetary relief, as a result of such activities (including any settlement related to such filing).
[Remainder of Page Intentionally Blank]

EACH SIGNATORY TO THIS AGREEMENT HAS ENTERED INTO THIS SEPARATION AGREEMENT AND COMPLETE RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, FREELY AND WITHOUT DURESS AFTER HAVING CONSULTED WITH AN ATTORNEY OR ADVISOR OF THEIR CHOICE. EACH SIGNATORY AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT (INCLUDING EXHIBITS) AND HAVE HAD A FULL AND FAIR OPPORTUNITY TO ASK ANY QUESTIONS THEY HAVE ABOUT THE AGREEMENT.

By (Employee): /s/ Katy Theroux

Date: July 13, 2023

CORNERSTONE BUILDING BRANDS, INC. AND ITS SUBSIDIARIES, AFFILIATES, AND RELATED ENTITIES (INCLUDING THE ENTITIES KNOWN AS NCI GROUP, INC., NCI BUILDING SYSTEMS, INC., PLY GEM INDUSTRIES, INC., AND EMPLOYEE’S HIRING ENTITY)

By: /s/ Alena Brenner

Printed Name: Alena Brenner

Title: Executive Vice President, General Counsel, and Corporate Secretary

Date: July 20, 2023

ANNEX A

Release and Waiver of Claims

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under this Separation Agreement to which you, Cornerstone Building Brands, Inc., and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s hiring entity), (collectively, the “Companies”) are parties (the “Agreement”), you hereby waive and release and forever discharge each of the Companies and their respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee arising out of or in any way related to your employment with or separation from the Companies, to any services performed for the Companies, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Companies, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.

Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)Any payment or benefit set forth in the Agreement;

(b)Any rights as a shareholder of Cornerstone Building Brands, Inc.;

(c)Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with policy of the Companies;

(d)Claims in respect of equity compensation owned by you ;

(e)Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under general policy of the Companies, all rights to which are hereby waived and released);
(f)Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(g)Any claim that either of the Companies has breached this release of claims;
and

(h)Indemnification as a current or former director or officer of either of the Companies or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Employee has been advised, and is being advised by this Release, that Employee has been given at least twenty-one (21) calendar days to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period. To accept this Release, Employee must date and sign and return the Release to the Company by (i) mail to Cornerstone Building Brands, Inc., Attention: HRCompliance, 13105 Northwest Freeway, Suite 500, Houston, Texas, 77040, or (ii) e-mail to HRCompliance@cornerstone-bb.com. Following execution of the Release, Employee shall have seven (7) days to revoke his/her acceptance of this Agreement. Revocation must be in writing and submitted to the Company at the address and/or e-mail indicated above. Revocation will not be effective unless it is received by the Company prior to the 8th day after Employee executes this Release. This Release shall be effective upon the expiration of the revocation period, and will be irrevocable at that time (hereinafter, the “Effective Date”). None of the consideration listed in the Separation Agreement between the Company and Employee, will be provided by the Company unless Employee timely signs this Release and the revocation period expires without Employee having exercised his/her right of revocation in the time periods specified in the Agreement.

EMPLOYEE HAS ENTERED INTO THIS RELEASE KNOWINGLY, VOLUNTARILY, FREELY AND WITHOUT DURESS AFTER HAVING CONSULTED WITH AN ATTORNEY OR ADVISOR OF THEIR CHOICE. EMPLOYEE AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS RELEASE AND HAVE HAD A FULL AND FAIR OPPORTUNITY TO ASK ANY QUESTIONSTHEY HAVE ABOUT THE RELEASE.

By (Employee): /s/ Katy Theroux

Date: July 13, 2023

EXHIBIT B
Provided for Informational Purposes Only
The Terms of the Plan and Stock Agreement(s) Issued Thereto Control

Equity Type	Grant Date	Vesting Date	Equity Enhancements as Consideration for Consulting and Transition Services	Approximate Value
RSU – Founders Shares	November 16, 2018	November 16, 2023	Allow to vest	$301,716
Options – Founders Shares	November 16, 2018	November 16, 2023	Allow to vest	$305,738
PSUs	March 15, 2021	March 15, 2024	Allow to vest for complete performance period 2021- 2023 (rather than pro rata through Termination Date as currently set forth under the LTIP)	TBD until end of performance period At threshold: $479,410.42 At target: $958,820.84 At max: $1,917,641.67

Equity Compensation Forfeited

Equity Type	Grant Date	Vesting Date	Terms	Approximate Value
RSUs	March 15, 2021	March 15, 2024	Forfeit	$94,491
Options	March 15, 2021	March 15, 2024	Forfeit	$132,505
Profit Units	October 7, 2022	20% annually on July 25	Forfeit	TBD (total initial grant of 40,000 Profit Units)